Exhibit 4.3

EXECUTION VERSION

Gulfport Energy Corporation

Issuer

6.625% Senior Notes Due 2023

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 30, 2015

Wells Fargo Bank, N.A.

Trustee

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 30, 2015 among Gulfport Energy Corporation, a Delaware corporation (the “Company”), the New Subsidiary Guarantor (as defined below), and Wells Fargo Bank, N.A., a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of April 21, 2015 (the “Indenture”), providing for the issuance of the Company’s 6.625% Senior Notes due 2023 (the “Securities”);

WHEREAS, on April 21, 2015, the Company issued $350,000,000 in principal amount of Securities;

WHEREAS, pursuant to Section 4.11 of the Indenture, the Company is required to cause the subsidiary of the Company listed on Annex A (the “New Subsidiary Guarantor”) to execute and deliver to the Trustee this Supplemental Indenture;

WHEREAS, pursuant to Section 9.01(4), the Company wishes to amend, without the consent of any Securityholder, the Indenture to add a Subsidiary Guarantor; and

WHEREAS, pursuant to Section 4.11 of the Indenture, the Trustee, the Company and the New Subsidiary Guarantor are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1. Definitions; Construction.

(a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. The New Subsidiary Guarantor.

(a) In accordance with Sections 4.11 and 9.01(4) of the Indenture, the New Subsidiary Guarantor by its signature below hereby becomes a party to the Indenture as a Subsidiary Guarantor and unconditionally and irrevocably guarantees, jointly and severally with all other Subsidiary Guarantors, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Securities and (ii) the full and punctual performance within applicable grace periods of all other Guaranteed Obligations, in each case on the same terms and conditions as applicable to the other Subsidiary Guarantors set forth in the Indenture, including those terms and conditions set forth in Article 10 of the Indenture, with the same force and effect as if originally named therein as a Subsidiary Guarantor.

(b) The New Subsidiary Guarantor hereby agrees to all of the terms and conditions of the Indenture applicable to it as a Subsidiary Guarantor thereunder. Each reference to a “Subsidiary Guarantor” in the Indenture shall be deemed to include the New Subsidiary Guarantor.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4. Trustee Makes No Representation. The recitals herein contained are made by the Company and the New Subsidiary Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

GULFPORT ENERGY CORPORATION

By:	/s/ Aaron Gaydosik
Name: Aaron Gaydosik
Title: Chief Financial Officer

GULFPORT BUCKEYE LLC

By:	/s/ Aaron Gaydosik
Name: Aaron Gaydosik
Title: Chief Financial Officer

[Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, N.A.

By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President

[Signature Page to First Supplemental Indenture]

Annex A

New Subsidiary Guarantor

Gulfport Buckeye LLC